Exhibit 99.1

Manatron Announces Fiscal 2004 First Quarter Results

CONTACT:

Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(BUSINESS WIRE)--September 11, 2003--Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments today announced its financial results for the first quarter of fiscal 2004, which ended July 31, 2003.

Net revenues for the first quarter of fiscal 2004 decreased 4% to $9.1 million versus $9.5 million for the three months ended July 31, 2002. Excluding the impact of the sale of the financial suite of products described in more detail below, net revenues only decreased by $75,000 or 1% versus the prior year.

Software Systems and Services segment revenues decreased 12% to $6.9 million compared to $7.8 million for the first quarter in the prior year. The sale of the Company's Financial Product line on May 29, 2003, resulted in a reduction of approximately $325,000 of license, service and support revenues compared to the first quarter in the prior year. In addition, the Company's software license fees that were recognized for the quarter were approximately $600,000 lower than the comparable prior year period. These revenues vary from quarter to quarter due to the timing of software implementations as well as the volume of new sales.

The Company's Appraisal Services segment revenues grew 29% to $2.2 million for the first quarter versus $1.7 million in the prior year due to an increase in sales, primarily in Ohio. Since January 1, 2003, the Company signed approximately $9.1 million in new appraisal service contracts versus $1.2 million for the same seven month period in the prior year.

Cost of revenues was comparable at approximately $5.5 million for both quarters ended July 31, 2003 and 2002, while gross margins decreased to 40% from 42%. The lower gross margin in the current quarter can be attributed to the reduction in software license fees and the increase in appraisal services noted above.

Selling, general and administrative expenses decreased by approximately 7% or $243,000 to $3.3 million for the quarter ended July 31, 2003, primarily because of a decrease in sales commission expense. In addition, the sale of the financial suite of products resulted in slightly lower payroll and related expenses.

Operating income, which does not include the one time gain associated with the sale of the Company's Financial Product line, decreased slightly from $370,000 reported in the prior year to $276,000 for the first quarter of fiscal 2004. However, net income for the three months ended July 31, 2003, increased to $2.6 million or $.63 per diluted share from $272,000 or $.07 per share for the comparable prior year period, because of the $3.4 million gain on the sale of the Financial Product line.

As noted in a prior press release, Harris Computer Systems purchased substantially all of the assets and assumed certain liabilities related to the Company's financial suite of products on May 29, 2003. Excluding the gain on this transaction, diluted earnings per share for the first fiscal quarter were $.09. The gain could grow to approximately $4 million provided the holdback of $520,000 is paid in its entirety in November.

The Company's cash position remained strong with $10.1 million in cash and short-term investments and no bank debt as of July 31, 2003. Working capital has also increased from $5.2 million to $7.6 million during the quarter, primarily due to the proceeds from the sale of the Financial Product line. Further, shareholders' equity increased by $2.7 million to $17.8 million and book value per share increased to $4.29 from $3.64 during the first quarter of the current fiscal year.

On July 14, 2003, Marty A. Ulanski joined the Manatron team as its Executive Vice President of Sales and Business Development. In this new role, Mr. Ulanski will primarily be responsible for developing strategies and initiatives related to new business development, sales execution, account management and participation in industry conferences and trade shows.

Manatron President and CEO, Paul Sylvester, stated, "We are pleased to announce record earnings as we begin our new fiscal year. While these earnings have created great momentum for fiscal 2004, it is important to remember that the current quarter's earnings were significantly impacted by the nonrecurring gain from the sale of our Financial Product line. Accordingly, our earnings are not expected to increase at a comparable rate in the quarters to come. As I noted in more detail in a previous release, our Financial Product line was approaching the end of its life cycle, was in need of significant investment and was distracting us from focusing more closely on our core property products and services.

"We were also pleased to report an increase in revenues from our Appraisal Services business given that these revenues had been steadily decreasing over the past couple of years. We settled our dispute with the Town of Branford during the quarter, plan to have the Allegheny County payment issues resolved by December 31, 2003, and expect the Appraisal business to contribute to our overall profit for fiscal 2004.

"We are however, disappointed by the reduction in our software license fees, which is primarily due to a slower than expected execution of our backlog in the Florida market. We have five counties who have been using our new tax product in a limited release mode and expect to have the software available for general release during the second or third quarter of this fiscal year. We have been aggressively stepping up our sales and marketing efforts to build on the success we have had in Indiana and Cuyahoga County (Cleveland), Ohio. While the current budget constraints being felt nation wide are lengthening the already long sales cycles in local government, we believe the market for new property systems is still very good and expect to announce some new accounts in the near future," Mr. Sylvester went on to say.

About Manatron, Inc.

Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Sabre Appraisal Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently operates out of regional offices in Michigan, Illinois, Indiana, Ohio, Pennsylvania, Florida, and North Carolina and serves approximately 1,400 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Book value per share was calculated by dividing total shareholders' equity as of July 31 and April 30, 2003, by the total number of shares outstanding at those respective dates.

-Tables Follow-

MANATRON, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	Three Months Ended July 31,
	2003	2002
Net Revenues	$9,097,598	$9,497,537
Cost of Revenues	5,473,740	5,536,818
Gross Profit	3,623,858	3,960,719
Selling, General and Administrative Expenses	3,348,022	3,590,872
Operating Income	275,836	369,847
Gain on Sale of Financial Product Line	3,442,148	--
Other Income, Net	68,024	42,217
Pretax Income	3,786,008	412,064
Provision for Income Taxes	1,149,000	140,000
Net Income	$2,637,008	$272,064

Basic Earnings Per Share	$.68	$.07
Diluted Earnings Per Share	$.63	$.07
Basic Weighted Average Shares	3,904,530	3,752,213
Diluted Weighted Average Shares	4,203,125	3,874,885

BALANCE SHEET HIGHLIGHTS

	July 31st 2003	April 30th 2003

Cash and Investments	$10,121,751	$10,349,165
Other Current Assets	12,120,054	10,996,015
Total Current Assets	22,241,805	21,345,180
Net Property & Equipment	2,998,705	3,060,408
Other Assets	7,299,457	6,924,979
Total Assets	$32,539,967	$31,330,567

Current Liabilities	$14,604,886	$16,129,985
Deferred Income Taxes	164,000	150,000
Shareholders' Equity	17,771,081	15,050,582
Total Liabilities and Equity	$32,539,967	$31,330,567

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